Exhibit 99(h)(7)(i)

AMENDMENT TO SHAREHOLDER

ACCOUNT SERVICES AGREEMENT

This Amendment to the Shareholder Account Services Agreement (the “Agreement”) between Tamarack Funds Trust (“Tamarack”) and RBC Capital Markets Corporation, f/k/a RBC Dain Rauscher Inc. (“RBC CM”), is effective as of November 21, 2008.

WHEREAS, Tamarack and RBC CM have entered into the Agreement as of April 7, 2005, wherein RBC CM provides certain shareholder account servicing support to Tamarack and Tamarack pays RBC CM for such services.

WHEREAS, as part of a corporate reorganization, RBC CM’s former name, RBC Dain Rauscher Inc., was changed to RBC Capital Markets Corporation.

WHEREAS, Tamarack and RBC CM have entered into a separate shareholder servicing agreement for the Tamarack Prime Money Market Fund, Tamarack U.S. Government Money Market Fund and the Tamarack Tax-Free Money Market Fund and now desire to amend Exhibit A to the Agreement to remove such funds.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, Tamarack and RBC CM hereby agree:

1.	Any reference to “RBC Dain Rauscher Inc.” and “DRI” shall refer to “RBC Capital Markets Corporation” and “RBC CM,” respectively.

2.	Exhibit A of the Agreement is hereby replaced in its entirety with Exhibit A hereto.

3.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year written above.

RBC CAPITAL MARKETS CORPORATION		TAMARACK FUNDS TRUST
By:	/s/ John Taft	By:	/s/ Erik R. Preus

Name:	John Taft	Name:	Erik R. Preus

Title:	Co-Chairman	Title:	President

EXHIBIT A

to

SHAREHOLDER ACCOUNT SERVICES AGREEMENT

FUND	EFFECTIVE DATE	MONTHLY FEE

Tamarack Institutional Prime Money Market Fund	May 16, 2001	1/12 of $21.00 per year per customer account

	January 1, 2002	1/12 of $24.00 per year per customer account

Tamarack Institutional Tax-Free Money Market Fund	May 16, 2001	1/12 of $21.00 per year per customer account

	January 1, 2002	1/12 of $24.00 per year per customer account

The monthly fee shall be paid within ten business days following the end of the month covered by such payment. The Funds shall also reimburse RBC CM for reasonable postage and statement printing expenses incurred by RBC CM in connection with its provision of the Services.